Exhibit 10.1

Contractors’ Digital RMB Acceptance
Service Agreement V1.0

Party A :(payment agency) La KA La payment Co., Ltd.

Party B :(special merchant) ____________

Through friendly consultation between Party A and Party B, in accordance with the principle of voluntary, mutual benefit and win-win cooperation, and in accordance with relevant laws and regulations, departmental regulations, normative documents, card organization rules, etc., this Agreement is reached for Party A to provide payment services to Party B.

Article 1 both parties confirm that Party A shall provide Party B with the following business services :1. Digital RMB centralized cash register business

●	Authorized by Party B to entrust Lakala payment Co., Ltd. to transfer the digital RMB transaction amount generated by Party B’s installed Lakala POS terminal or transaction interface to Party B’s designated digital RMB wallet. Any legal disputes and economic losses arising therefrom shall be borne by Party B

☐ Settlement to Digital RMB Wallet

Number of yuan Wallet Name
Bank (including branch)
Merchant

●	Party A shall provide Party B with the following information:

Merchant number, date of reconciliation, date of transaction, time of transaction, amount of transaction, handling fee, currency of transaction, type of business, name of paying operator, order number of merchant, etc

2. other value-added services (_______________)

(1)	Technical service fee standard: __________________________

(2)	Other agreements ____________________________________

Article 2 Party A shall have the right to re-examine the acceptance qualification of Party B’s payment business when the name of Party B’s industrial and commercial registration, the main business, the legal representative or the person in charge, the settlement information and other important information change. Party A shall have the right to terminate this Agreement unilaterally when Party A considers that Party B is no longer qualified for acceptance.

Article 3 if Party B fails to conduct transactions for 3 consecutive months, Party A shall have the right to re-examine the identity of Party B’s merchants. If Party B fails to conduct transactions for 12 consecutive months, Party A shall have the right to terminate this Agreement unilaterally.

If Party B has no fixed business place, Party A has the right to require Party B to upload business images or photos regularly.

Article 4 Party A shall be responsible for handling the verified transaction errors or the accounts to be adjusted by Party B in accordance with the relevant provisions of the people’s Bank of China or other error handling. Party A has the right to transfer orders to Party B for doubtful transactions.

Article 5 Party B shall keep all purchase orders and other transaction documents for a period of at least 2 years from the trading day. If the risk loss caused by Party B’s poor preservation of information is borne by Party B.

Article 6 in the event of a transaction dispute, the cardholder’s withdrawal order or Party A’s reasonable reason to determine that the transaction is suspicious, Party A shall have the right to check Party B’s original transaction purchase order and related transaction certification materials, and to photocopy and retain them. Party B shall provide the true transaction acceptance according to the request of Party A. Party B shall provide valid transaction certification materials within 3 working days from the date of Party A’s notice.

Article 7 Party A shall have the right to suspend the settlement of all or part of the transaction funds of Party B for at least 180 days in case of the following circumstances :

1.

2.	(c) The use of terminals or terminal locations beyond the agreed geographical scope can not be monitored;

3.	The amount, time and frequency of the transaction are not in accordance with Party B’s business scope and scale;

4.	Suspected false application, bank card cash, money laundering, fraud, transfer, retention or disclosure of cardholder account information and other risk events;

5.	To engage in other criminal or illegal activities in violation of the provisions of national laws and regulations;

6.	Party A considers that the proportion of Party B’s withdrawal order is too high, the proportion of transaction disputes is too high, or there are reasonable reasons to find that the transaction is suspicious, or there are reasonable grounds to suspect that Party B violates this Agreement.

7.	Use Party A’s payment interface for non-contractual business or for third parties other than this Agreement.

Party A shall also have the right to set up the collection limit, suspend the bank card transaction, withdraw the receiving terminal, close the network payment interface, unilaterally and unconditionally terminate this Agreement in the event of the above items 2-7, and Party A shall bear the related losses and risks to Party A. And Party A has the right to submit Party B’s relevant information to the China UnionPay or other card organization risk information sharing system and the China payment and Clearing Association risk information sharing system, and to inform the law enforcement, regulatory authorities and relevant credit agencies that Party B has found that Party B has violated the law and crime. Party A also has the right to report to the public security organ.

Article 8 in the event of the following circumstances, Party A shall have the right to deduct the corresponding amount from Party B’s deposit, deposit and funds to be settled. If the said amount is insufficient, Party B shall make up the difference funds according to Party A’s request. Party A shall have the right to claim against Party B for Party A’s advance or loss caused by Party B.

1.	Party B has a return transaction;

2.	Due to calculation error or other reasons, Party A pays Party B more or other long payment confirmed by Party B;

3.	Party B causes the card issuing agency refund or card organization to investigate Party A liquidated damages;

4.	The compensation portion of the service charge difference caused by the nominal business scope not in accordance with the actual situation (the time limit for the compensation portion is 180 days before the date of commencement);

5.	Party B violates this agreement, causing Party A to advance the relevant party compensation repayment;

6.	Other payments due from Party B.

This clause does not terminate with the termination of the agreement between the two parties. Party A shall have the right to claim from Party B for the losses caused to Party A by this clause during the period of cooperation within the limitation period stipulated by law.

Article 9 In addition to the provisions of this Agreement and the Annex, Party A shall have the right to supervise and administer Party B and take necessary measures in accordance with the contents of various normative documents, such as notices, requirements and guidance issued by the People’s Bank of China, China UnionPay, overseas card organizations and China Clearing Association.

Article 10 all operations of Party B online include operations and transactions on Party A’s website, business system and WeChat service platform. Party B’s login account number and password are important printing and signing for Party A to verify Party B’s identity, and Party B is responsible for confidentiality. All online operations and transactions using Party B’s login account and password shall be regarded as valid entrustment handled by Party B in person and shall have the same legal effect as written entrustment. Party B shall bear full economic and legal responsibility for all online operations and transaction results using Party B’s login account and password.

Article 11 in the course of the implementation of this Agreement, if the relevant regulations of the people’s Bank of China and other relevant regulatory agencies or industry organizations change, resulting in changes in the rules of accepting business or changes in service charges, Party A may negotiate with Party B to change the service fee standard or terms of the Agreement.

Party B understands and agrees that Party A shall initiate a notice of change to Party B by means of announcement on the official website, electronic service channel information push, mail or SMS notification. If Party B does not agree to the contents of the change, it shall stop using Party A’s services; if Party B continues to use Party A’s services after being informed or informed of Party A’s notice of change within a reasonable time limit, It is deemed to agree to change the terms of the agreement.

Article 12 Party B agrees and authorizes Party A to transmit personal information and data compliance to domestic and foreign payment regulators, card organizations, etc.

Article 13 Party B authorizes Party A (or through the partner) to receive and use Party B’s information as follows: to use the information provided by Party B offline or online (including but not limited to the information in the Lakala Business Registration Form, electronic and paper versions of the information submitted by the merchants and other information required by the regulatory authorities) for Party A’s payment business special merchants to enter the network audit, anti-money laundering management, real name system management, wind control evaluation, and to authorize Party A to share Party B’s information with third parties with the qualification of providing verification services by encrypted transmission for consistency comparison and outputting results;

Party B agrees and authorizes the third party to use Party B’s information for verification services and return the verification results to Party A by means of encrypted transmission.

Article 14 if either party violates this Agreement, the other party shall have the right to demand correction within a reasonable time and to claim compensation for the losses suffered as a result. Party B knows and agrees that, unless otherwise provided by laws and regulations, Party A shall be liable for breach of contract only in the month in which its breach of contract occurs, and all proceeds obtained through the cooperation of this Agreement shall be the upper limit.

Article 15. Modification, dissolution and termination of an agreement

1. Party A shall have the right to formulate, amend this Agreement and / or all kinds of rules on an irregular basis in accordance with the regulations and its own business needs and to announce them on Party A’s website or send them to Party B in an appropriate manner. If Party B does not agree to the revised agreement or rules, Party B shall terminate the use of payment services provided by Party A. if Party B continues to use Party A’s payment services, Party B shall be deemed to agree to the revised agreement and rules.

2. Both parties shall have the right to terminate or terminate this Agreement unilaterally as required by the business, but shall notify the other party 30 days in advance.

Article 16 where either party is unable or fails to fully perform its obligations and responsibilities as a result of force majeure, the party subject to force majeure must notify the other party in time and provide the other party with proof of force majeure or other valid documentary evidence within 15(15) days after the occurrence of force majeure.

Article 17 Dispute settlement

1. Any dispute arising between the parties in the course of the performance of this Agreement shall be settled by negotiation first. If the parties fail to settle the dispute through friendly negotiation within 30(30) days after the dispute or inconsistency occurs, Either party may refer the dispute to the Shanghai Arbitration Commission for arbitration in accordance with the arbitration rules of the Association.

2. The entry into force, interpretation, performance and dispute settlement of this Agreement shall be governed by Chinese law.

3. If some of the provisions of this Agreement are found to be invalid by the court or arbitration institution and do not affect the validity of other provisions, other provisions shall remain in force.Article 18 Entry into force of the Agreement

1. This Agreement shall take effect from the date on which both parties affix their official seal or special seal of the contract (if Party B is a natural person, signed by Party B) and shall be valid for one year. If there is no written objection after the expiration of the validity period, this Agreement will be automatically extended for one year each time, and so on. If either party disagrees with the extension, it shall submit a written objection to the other party one month before the expiration of the agreement. In case of conflict with this Agreement, this Agreement shall prevail.

2. The parties may sign a supplementary agreement through consultation. The annex to this Agreement and the Supplementary Agreement are an integral part of this Agreement.

3. Party A and Party B confirm that all the terms of this Agreement are in uniform print form. If both parties agree to add terms, they must affix their seals to the additional terms.

4. After the entry into force of this Agreement, the same business terms signed by both parties shall prevail.

The attachment to this Agreement includes the Lakala User Privacy Policy, which shall be consulted, downloaded and retained by Party B on the official website of Lakala.Article 19 this Agreement is in duplicate, each party holds one copy and has the same legal effect.

Party B declares that Party A has taken reasonable means to draw Party B’s attention to the terms and conditions of this Agreement, the attachment and the contents of the official website, and shall specify in detail; Party B’s signature on this Agreement shall be deemed to agree to the terms of this Agreement, the attachment and the contents of the official website.

Article 20 Supplementary provisions

Party A (official seal / contract seal): La Kara payment Co., Ltd	Party B (signature / seal / contract seal):

date: ____Year___Month___________Japan	Date: ____Year__Month_________Japan

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